New 3D Technologies, Inc.

Patented 3D display monitors and TVs without the need for special glasses. US Air Force is a customer. 2D and 3D capability in each device opens the entire market for N3T technology via licensing to current monitor/TV manufacturers.



Invest

$99 minimum investment

DEADLINE: October 31, 2022

in a month

SHARE PRICE

$0.60

TOTAL RAISED

$5,954

VALUATION

$6,020,810

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

New 3D Technology, Inc. (N3T) of Rochester, NY has over 30 years of experience refining 3D displays. We believe that the Company is now on a mission and has a viable path to become a world leader in the potential transition to viewing on glasses-free 3D display screens for motion and still images.

N3T innovations allow workers to be in a more productive mode with no loss of resolution or brightness from conventional monitors and without special glasses. 3D studies conducted with NASA revealed an 18% improvement in pilot situation awareness.[1] A N3T monitor at home will show programs and games with real world image depth, just as experienced in life outside the display.

The goal of the Company is to **license the innovative technology to monitor manufacturers** (e.g., ASUS, Vizio, etc.) who have contacts and access to distribution channels to collect recurring royalty payments from branded sales. According to our calculations, the size of the market that this business model accesses is estimated to be over $4B.



"The possible safety benefit of a system like this would be enormous, potentially avoiding personal injury and fatalities."

- Major & Project Lead
US Air Force (Explosive Ordnance Disposal)

COMPANY HIGHLIGHTS

- Entered into approximately $1M contract with US Air Force to build a prototype monitor, which the USAF is using to explore 3D applications in the Research Labs
- March 2019 — redirected company mission from being a lifestyle company completing projects to commercializing displays as monitors and TVs
- Delivered a working 3D monitor with viewer tracking capability to create best image for a moving viewer
- Completed sales to commercial customers with follow-on projects expected from their customers
- Large market with 340M devices sold every year.[2] A N3T 3D monitor could be sold in their place.
- Multiple contacts from product developers that want a 3D display in their product
- Transition to a licensing model may result in potential re-occurring royalty payments
- N3T's 3D technology has been the subject in articles by NASA and Tech Briefs
- 30 years of experience developing and refining technology for 3D display
- Contracted by NASA to build a display to improve pilot safety
- Patented (3) display technology

OUR PROBLEM

The desire for 3D has always been very strong. Other efforts at 3D displays required special glasses, special display equipment, or proprietary software and systems, all of which have proven highly unpopular and unacceptable.

There is high interest in the military to improve performance and situational awareness and commercial applications, where 3D would improve productivity (e.g., engineering/design, medical imaging) and for consumer use, starting with games. In virtually all cases, uncomfortable and inconvenient glasses or head mounted gear are used now.

Most other methods that deliver 3D are compromised, particularly with regard to image resolution and display brightness.

> **"New 3D Technologies depth display can be a game changing technology."**
>
> *- Lieutenant Colonel*
> *US Air Force (Live Mission Operations Center)*

SOLUTION

N3T solves these needs with two models of glasses-free 3D displays:

1. Smaller optimal viewing area in front of the screen (best used by system operators)
2. Displays the optimal image over a larger viewing area that allows the user more movement in front of the display

In addition, Company products allow a monitor to easily switch from 3D viewing to the familiar 2D display on the same device. So an N3T monitor could be used where any current device is in use and be used as current monitors are now with no loss of performance and the addition of high quality 3D capability.

Thus, where more than 340M 2D display devices are now sold each year (over 140M monitors and 225M TVs), we believe a N3T technology monitor could be purchased.[2]

THE LONG AWAITED FUTURE IS HERE!


ASUS

BUSINESS MODEL

The Company is pursuing a go-to-market plan that goes from sales to military to commercial, then to consumer, which we belive could leverage gaming to enter the household. While the price is reasonable and acceptable to the military now, the company envisions this enabling the price to become more acceptable to homes. N3T has already completed commercial sales and is fielding many prospective projects with customized business uses.

Initially, N3T plans to outsource production of glasses-free 3D monitors with the Company's brand name to sell to military and to seed commercial and gaming markets. N3T anticipates revenue being product-sale based.

The Company plans to move to license the technology to name brand monitor and TV manufacturers to collect annual royalty payments. Through these efforts, there is belief that this will enable much higher volume of sales and more royalty payments.

MARKET

With both 2D/3D capability in the same device, the entire currently sold monitors and TVs are potential targets for a 3D capable display. This market is over 340M devices sold each year, valued at $222B annually.[2]

While this market is expected to show modest growth (approximately 1% per year), various market experts projected an annual increase to be between 15% to 28%.[3] This represents projected growth to over $100B by 2028.

TESTIMONIALS

"New 3D Technologies has succcessfully demonstrated (it) ... overcomes the limitations of traditional autostereoscopic systems."

- Project Manager
Aerospace Company

"The mission impact of this ... will be faster and safer refueling operations."

- PhD
US Air Force (Research Labs)

"It's right in your face."

- Designer
Major manufacturing company

"You have something special there."

- Design Team Lead
Fortune 100 company

TEAM



Brad Gouldthorpe

CEO

Brad became CEO in 2019, replacing founder and retiring CEO Arnold Lagergren. He has experience at large corporate companies (Kodak, Xerox) and in more recent years worked exclusively at and advising smaller, early stage businesses where resources are often limited. His education that resulted in a BS in engineering and MBA, positioned him to understand the full range of company operations and led to a number of COO and CEO positions prior to joining New 3D Technologies.



Jesse Eichenlaub

CSO

Jesse oversees the scientific development at New 3D Technologies. He is a founder of the company and has been involved with 3D imaging for 35 years. Jesse is the author of over 30 patents, including those instrumental to N3T products, and has been the Primary Investigator on numerous grants for N3T. He earned a degree in Physics from Rensselaer Polytechnic Institute.

SOURCES

[1]https://ntrs.nasa.gov/citations/19930060898

[2]https://www.statista.com/statistics/265983/global-tv-industry-revenue/ | https://www.idc.com/getdoc.jsp?containerId=prUS48988622

[3]https://www.einnews.com/pr_news/567237499/3d-display-market-size-worth-us-3-290-83-million-by-2028-cagr-28-3-the-insight-partners

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Product Testing	$75,000	7.0%
Project: Final Design of Tracking Model	$215,000	20.1%
Design Chip to Mix Dual Video Feeds	$40,000	3.7%
Engineering Hire	$125,000	11.7%
Sales Contract	$80,000	7.5%
Salary- Current Employees, Benefits	$200,000	18.7%
Reduce, AP	$40,000	3.7%
Build Product for Sale	$40,000	3.7%
Molds for Plastic Exterior Parts	$100,000	9.3%
Expand Product Portfolio	$102,570	9.6%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in New 3D Technologies, Inc.. This offering must raise at least $10,000 by October 31, 2022 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. New 3D Technologies, Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,818,017 shares
× $0.60 per share

$7,090,810 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 11, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Aug 11, 2022 • Primary offering of 1,783,333 shares at $0.60

Aug 11, 2022 • Filed Form C

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